UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2009

OMNICELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1201 Charleston Road
Mountain View, CA  94043

(Address of principal executive offices, including zip code)

(650) 251-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 4, 2009, at a meeting of the Compensation Committee (the “Committee”) of the Board of Directors of Omnicell, Inc. (the “Company”), the Committee approved the terms of the Company’s Quarterly Executive Bonus Plan for 2009 (the “2009 Bonus Plan”), effective in the second quarter of 2009.  The Company’s full-time director-level employees and above, including the Company’s named executive officers, are eligible to participate in the 2009 Bonus Plan.

Cash bonuses, if any, for the first quarter of 2009 will be paid under the Company’s Quarterly Executive Bonus Plan for 2008 (see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2008 for more information regarding the Company’s Quarterly Executive Bonus Plan for 2008).

For a 2009 Bonus Plan participant (a “Participant”) to be eligible for a quarterly cash bonus, the 2009 Bonus Plan requires the Company to achieve its Corporate Target (as such term is defined in the 2009 Bonus Plan).  The Corporate Target is achieved when the Company meets each of the components of the Corporate Target: (i) a revenue growth target, (ii) a profit amount (the “Profit Target”), which is set at the minimum profit required to meet that quarter’s desired Earnings Per Share (“EPS”) and, if established by the Committee, (iii) one or more discretionary threshold targets, which may be set at the discretion of the Committee.   Each of the components of the Corporate Target are set on a quarterly basis by the Committee.

If the Corporate Target is achieved, a Participant is eligible to receive a cash bonus in an amount up to a specified percentage of the Participant’s quarterly salary (the “Incentive Target”). The actual cash bonus is determined at the end of the quarter based on the Participant’s achievement of certain individual objectives (“Individual Targets”).  If the Corporate Target and all of a Participant’s Individual Targets are achieved, the Participant will receive 100% of his/her eligible cash bonus amount.  The following sets forth the Incentive Target and quarterly maximum cash bonus for each of the Company’s executive officers under the 2009 Bonus Plan (assuming achievement of the Corporate Target and all of such executive officer’s Individual Targets):

Name	Title	Incentive Target(1)	Second, Third and Fourth Quarters Maximum Eligible Cash Bonus(1)(2)
Randall A. Lipps	Chairman, President and Chief Executive Officer	100%	$101,750
Robin G. Seim	Vice President, Finance and Chief Financial Officer	85%	$49,512
J. Christopher Drew	Senior Vice President, Operations	85%	$57,800
Dan S. Johnston	Vice President and General Counsel	70%	$41,825
John G. Choma	Vice President, OD, Learning and Performance	50%	$23,625
Nhat Ngo	Vice President, Strategy and Business Development	70%	$42,000
Marga Ortigas-Wedekind	Vice President, Marketing	70%	$42,000

(1)   See the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2009 for more information regarding the changes in annual salaries of certain of the Company’s executive officers effective April 2009.

(2)   Amounts in this column do not reflect the additional cash bonus payable for achievement of the EPS Overachievement (as defined below) metric.

For non-executive officer level employees, Individual Targets will be set by management. The Committee, with the input of the Chief Executive Officer, will set the Individual Targets for the executive officers other than the Chief Executive Officer.  The Committee will set the Individual Targets for the Chief Executive Officer.  Each Individual Target will have a percentage weight associated with it, such that achievement of that particular Individual Target will correspond to an equal percentage of the total Incentive Target.  Once the Corporate Target is achieved, the quarterly cash bonus payment will be determined based on the Participant’s achievement of his/her Individual Targets (such amount, the “Actual Cash Bonus”).  Additionally, in any quarter where the Company Target is achieved and the Profit Target is exceeded, a Participant can earn an additional 10% of his/her Actual Cash Bonus for each full $0.01 beyond the EPS goal (“EPS Overachievement”).  The Committee will set each incremental profitability metric in its sole discretion on a quarterly basis.

The Committee may alter any cash bonus based on such factors as achievement of publicly announced targets, product milestones, strategic goals, cross-functional teamwork and collaboration and unforeseen changes in the economy and/or geopolitical climate.

The foregoing description is subject to, and qualified in its entirety by, the 2009 Bonus Plan, which is attached hereto as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit Number	Description
10.1	Omnicell Quarterly Executive Bonus Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

Dated: March 10, 2009	By:	/s/ Dan S. Johnston
Dan S. Johnston, Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Omnicell Quarterly Executive Bonus Plan